Exhibit 10.2

SunTrust Banks, Inc. 2009 Stock Plan

TIER 1 PERFORMANCE-VESTED RESTRICTED STOCK UNIT AGREEMENT

SunTrust Banks, Inc. (“SunTrust”), a Georgia corporation, pursuant to action of the Compensation Committee (“Committee”) of its Board of Directors and in accordance with the SunTrust Banks, Inc. 2009 Stock Plan (“Plan”), has granted restricted stock units (the “Restricted Stock Units”) as an incentive for the Grantee to promote the interests of SunTrust and its Subsidiaries. Each Restricted Stock Unit represents the right to receive a share of SunTrust Common Stock, $1.00 par value, at a future date and time, subject to the terms of this Restricted Stock Unit Agreement.

Name of Grantee	[Name]

Number of Restricted Stock Units	[# of Shares]

Grant Date	[Grant Date]

This Restricted Stock Unit Agreement (the “Unit Agreement”) evidences this grant, which has been made subject to all the terms and conditions set forth on the attached Terms and Conditions and in the Plan.

SUNTRUST BANKS, INC.

Authorized Officer

§ 1. EFFECTIVE DATE. This grant of Restricted Stock Units to the Grantee is effective as of [Grant Date] (the “Grant Date”).

§ 2. DEFINITIONS. Whenever the following terms are used in this Unit Agreement, they shall have the meanings set forth below. Capitalized terms not otherwise defined in this Unit Agreement shall have the same meanings as in the Plan.

(a) Change in Control – means a “Change in Control” as defined in Section 2.2 of the SunTrust Banks, Inc. 2009 Stock Plan.

(b) Change in Control Agreement – means a change in control agreement by and between SunTrust and the Grantee.

(c) Code – means the Internal Revenue Code of 1986, as amended.

(d) Disability – means the Grantee is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant’s employer and, in addition, has begun to receive benefits under SunTrust’s Long-Term Disability Plan.

(e) Dividend Equivalent Right – means a right that entitles the Grantee to receive an amount equal to any dividends paid on a share of Stock, which dividends have a record date between the Grant Date and the date the Vested Units are paid; provided, however, the amount of any Dividend Equivalent Rights on unvested Restricted Stock Units shall be treated as reinvested in additional shares of Stock on the date such dividends are paid.

(f) Key Employee – means an employee treated as a “specified employee” as of his Separation from Service under Code section 409A(a)(2)(B)(i) (i.e., a key employee (as defined in Code section 416(i) without regard to section (5) thereof)) if the common stock of SunTrust or an affiliate (any member of SunTrust’s controlled group, as determined under Code Section 414(b), (c), or (m)) is publicly traded on an established securities market or otherwise. Key Employees shall be determined in accordance with Code section 409A using a December 31 identification date. A listing of Key Employees as of an identification date shall be effective for the twelve (12) month period beginning on the April 1 following the identification date.

(g) Performance Period – means the period commencing April 1, 2011 and ending March 31, 2012.

(h) Retirement – means the voluntary termination of employment by the Grantee from SunTrust or its Subsidiaries on or after attaining age 55 and completing five (5) or more years of service as determined in accordance with the terms of the SunTrust Banks, Inc. Retirement Plan, as amended from time to time (the “Retirement Plan”). For purposes of this Unit Agreement, a Grantee who is vested in the Retirement Plan benefit but terminates employment before attaining age 55 or completing at least five (5) years of service is not eligible for Retirement.

(i) Separation from Service – means a “separation from service” within the meaning of Code section 409A.

(j) Termination for Cause or Terminated for Cause – means a termination of employment which is made primarily because of (i) the Grantee’s willful and continued failure to perform his job duties in a satisfactory manner after written notice from SunTrust to Grantee and a thirty (30) day period in which to cure such failure, (ii) the Grantee’s conviction of a felony or engagement in a dishonest act, misappropriation of funds, embezzlement, criminal conduct or common law fraud, (iii) the Grantee’s material violation of the Code of Business Conduct and Ethics of SunTrust or the Code of Conduct of a Subsidiary, (iv) the Grantee’s engagement in an act that materially damages or materially prejudices SunTrust or any Subsidiary or the Grantee’s engagement in activities materially damaging to the property, business or reputation of SunTrust or any Subsidiary; or (v) the Grantee’s failure and refusal to comply in any material respect with the current and any future amended policies, standards and regulations of SunTrust, any Subsidiary and their regulatory agencies, if such failure continues after written notice from SunTrust to the Grantee and a thirty (30) day period in which to cure such failure, or the determination by any such governing agency that the Grantee may no longer serve as an officer of SunTrust or a Subsidiary. Notwithstanding anything herein to the contrary, if the Grantee is subject to the terms of a Change in Control Agreement at the time of his termination of employment with SunTrust or a Subsidiary, solely for purposes this Unit Agreement, “Cause” shall have the meaning provided in the Change in Control Agreement.

(k) Termination for Good Reason – means a termination of employment made primarily because of (i) a failure to elect or reelect or to appoint or to reappoint Grantee to, or the removal of Grantee from, the position which he or she held with SunTrust prior to the Change in Control, (ii) a substantial change by the Board or supervising management in Grantee’s functions, duties or responsibilities, which change would cause Grantee’s position with SunTrust to become of less dignity, responsibility, importance or scope than the position held by Grantee prior to the Change in Control or (iii) a substantial reduction of Grantee’s annual compensation from the lesser of: (A) the level in effect prior to the Change in Control or (B) any level established thereafter with the consent of the Grantee. Notwithstanding anything herein to the contrary, if the Grantee is subject to the terms of a Change in Control Agreement at the time of his termination of employment with SunTrust or a Subsidiary, solely for purposes of this Unit Agreement, “Good Reason” shall have the meaning provided in the Change in Control Agreement.

(l) Tier 1 Capital Ratio – means, at December 31, 2011, the ratio of SunTrust’s Tier 1 capital to risk-weighted assets, expressed as a percentage, and as reported by SunTrust in it is quarterly report on Form 10-Q as filed with the United States Securities and Exchange Commission. Tier 1 Capital shall have the meaning set forth in 12 CFR Part 208, Appendix A, as amended from time to time.

§ 3. VESTING. Except as set forth in § 4 and § 5, the Restricted Stock Units shall vest as follows:

(i)	[insert # - 1/3rd] shall vest on March 31, 2012,

(ii)	[insert # - 1/3rd] shall vest on March 31, 2013, and

(iii)	[insert # - 1/3rd] shall vest on March 31, 2014

(each, a “Vesting Date”); provided that SunTrust’s Tier 1 Capital Ratio is at least 8.5% and the Grantee has remained in continuous employment with SunTrust or a Subsidiary from the Grant Date through each applicable Vesting Date. Except as provided in § 4 or § 5, if SunTrust’s Tier 1 Capital Ratio is not at least [    ]%, the Restricted Stock Units (and related Dividend Equivalent Rights) subject to this Unit Agreement shall terminate and be completely forfeited as of March 31, 2012.

§ 4. ACCELERATED VESTING: SUNTRUST CHANGE IN CONTROL. In the event that a Change in Control (as defined in the SunTrust Banks, Inc. 2009 Stock Plan) occurs prior to a Vesting Date and on or prior to any vesting date set forth in § 5, then any unvested Restricted Stock Units (and related Dividend Equivalent Rights) shall be fully vested upon the earlier of: (a) each respective Vesting Date, provided that the Grantee has remained in continuous employment with SunTrust or a Subsidiary from the Grant Date through the Vesting Dates, or (b) the date of the Grantee’s termination of employment with SunTrust and its Subsidiaries as a result of: (i) an involuntary termination by SunTrust that does not result from the Grantee’s death or Disability and does not constitute a Termination for Cause, (ii) a voluntary termination by the Grantee as a result of Retirement or a Termination for Good Reason; or (iii) the Grantee’s death or Disability.

In the event of such Change in Control, any Restricted Stock Units (and related Dividend Equivalent Rights) subject to this Unit Agreement that do not vest pursuant to this § 4 shall terminate and be completely forfeited on the date of such termination of the Grantee’s employment. Notwithstanding anything herein to the contrary, if the Grantee is subject to the terms of a Change in Control Agreement on the date of a Change in Control that provides for more generous vesting of the Restricted Stock Units, such vesting provisions of the Change in Control Agreement shall govern.

§ 5. TERMINATION OF EMPLOYMENT.

(a) If prior to a Vesting Date and the date of a Change in Control, the Grantee’s employment with SunTrust and its Subsidiaries terminates for any reason other than those described in § 5(b), § 5(c) or § 5(d), then the unvested Restricted Stock Units (and related Dividend Equivalent Rights) subject to this Unit Agreement shall terminate and be completely forfeited on the date of such termination of the Grantee’s employment. Notwithstanding anything in this § 5 to the contrary, if the Grantee is Terminated for Cause from SunTrust and its Subsidiaries prior to payment pursuant to § 6, all of the Restricted Stock Units (and related Dividend Equivalent Rights) will immediately and automatically without any action on the part of the Grantee or SunTrust, be forfeited by the Grantee.

(b) If the Grantee’s employment with SunTrust and its Subsidiaries terminates prior to a Vesting Date and the date of a Change in Control, as a result of the Grantee’s (i) death, or (ii) Disability, then the unvested Restricted Stock Units (and related Dividend Equivalent Rights) shall be fully vested immediately on the date of such termination.

(c) If the Grantee’s employment with SunTrust and its Subsidiaries is involuntarily terminated prior to a Vesting Date and the date of a Change in Control, by reason of a reduction in force which results in the Grantee’s eligibility for payment of a severance benefit pursuant to the terms of the SunTrust Banks, Inc. Severance Pay Plan or any successor to such plan, then if the Tier 1 Capital Ratio requirement in § 3 above is satisfied, a pro-rata number of unvested Restricted Stock Units (and related Dividend Equivalent Rights) shall be vested, if any, based on the Grantee’s service completed from the first day of the Performance Period through the date of such termination of the Grantee’s employment. The pro-rata number of Restricted Stock Units (and related Dividend Equivalent Rights) vesting shall equal the difference between (i) the number of shares determined by multiplying: (1) the total number of Restricted Stock Units subject to this Unit Agreement; by (2) a fraction, the numerator of which is equal to the number of days from the Grant Date through the date of such termination, and the denominator of which is equal to the number of days from the Grant Date through the final Vesting Date listed in § 3; and (ii) the number of shares that have vested on or prior to the date of such termination. In the event of such pro-rata vesting described above, any Restricted Stock Units (and related Dividend Equivalent Rights) subject to this Unit Agreement that do not vest pursuant to this § 5(c) shall terminate and be completely forfeited on such date.

(d) If the Tier 1 Capital Ratio requirement in § 3 above is satisfied and a Grantee is or becomes eligible for Retirement on or after the Grant Date, such Grantee shall, subject to § 7(d) below, be fully vested in his unvested Restricted Stock Units (and related Dividend Equivalent Rights) subject to this Unit Agreement upon the later of the last day of the Performance Period or the date the Grantee becomes eligible for Retirement.

§ 6. PAYMENT OF AWARD.

(a) Subject to § 6(b), the total number of Restricted Stock Units (and related Dividend Equivalent Rights) which vest, if any, in accordance with § 3, § 4, or § 5 of this Agreement (the “Vested Units”) shall be paid in a lump sum on the specified dates, as follows:

(i)	[insert # - 1/3rd] shall be paid on March 31, 2012,

(ii)	[insert # - 1/3rd] shall be paid on March 31, 2013, and

(iii)	[insert # - 1/3rd] shall be paid on March 31, 2014.

(b) Notwithstanding the specified dates set forth in § 6(a), the total number of Vested Units shall be paid in a lump sum upon the earliest to occur of the following: (i) the date of the Grantee’s death, (ii) the date of the Grantee’s Disability, or (iii) if prior to the date a Grantee becomes eligible for Retirement, the date of the Grantee’s Separation from Service. In the event payment is made pursuant to sub-paragraph (i), (ii) or (iii) above, such payment shall be made on the last day of the sixty (60) day period which commences immediately following the date of the applicable event. Except as set forth below, the Vested Units shall be paid out in an equivalent number of shares of Stock; provided, however, the Grantee’s right to any fractional share of Stock shall be paid in cash. In the event the Restricted Stock Units (and related Dividend Equivalent Rights) vest following a Change in Control pursuant to § 4, the Vested Units shall be paid in cash, and the amount of the payment for each Vested Unit to be paid in cash will equal the Fair Market Value of a share of Stock on the date of the Change in Control. Notwithstanding anything herein to the contrary, distributions may not be made to a Key Employee upon a Separation from Service before the date which is six (6) months after the date of the Key Employee’s Separation from Service (or, if earlier, the date of death of the Key Employee). Any payments that would otherwise be made during this period of delay shall be accumulated and paid in the seventh month following the Grantee’s Separation from Service.

(c) The Grantee shall be entitled to a Dividend Equivalent Right for each Vested Unit. At the same time that the Vested Units are paid, SunTrust shall pay each Dividend Equivalent Right in shares of Stock to the Grantee, or, in the event the Restricted Stock Units vest pursuant to § 4, in cash; provided, however, the Grantee’s right to any fractional share of Stock shall be paid in cash.

(d) The Grantee will not have any shareholder rights with respect to the Restricted Stock Units, including the right to vote or receive dividends, unless and until shares of Stock are issued to the Grantee as payment of the vested Restricted Stock Units.

§ 7. COVENANTS, RESTRICTIONS AND LIMITATIONS.

(a) By accepting the Restricted Stock Units, the Grantee agrees not to sell Stock at a time when applicable laws or SunTrust’s rules prohibit a sale. This restriction will apply as long as the Grantee is an employee, consultant or director of SunTrust or a Subsidiary of SunTrust. Upon receipt of nonforfeitable shares of Stock pursuant to this Unit Agreement, the Grantee agrees, if so requested by SunTrust, to hold such shares for investment and not with a view of resale or distribution to the public, and if requested by SunTrust, the Grantee must deliver to SunTrust a written statement satisfactory to SunTrust to that effect. The Committee may refuse to issue any shares of Stock to the Grantee for which the Grantee refuses to provide an appropriate statement.

(b) To the extent that the Grantee does not vest in any Restricted Stock Units, all interest in such units, the related shares of Stock, and any Dividend Equivalent Rights shall be forfeited. The Grantee shall have no right or interest in any Restricted Stock Unit or related share of Stock that is forfeited.

(c) Upon each issuance or transfer of shares of Stock in accordance with this Unit Agreement, a number of Restricted Stock Units equal to the number of shares of Stock issued or transferred to the Grantee shall be extinguished and such number of Restricted Stock Units will not be considered to be held by the Grantee for any purpose.

(d) In the event of a Grantee’s Retirement, such Grantee must fully perform the following covenants from the date of such termination through March 31, 2014:

(i)	No Competitive Activity. Absent the Committee’s written consent, Grantee shall not, during the Restricted Period and within the Territory, engage in any Managerial Responsibilities for or on behalf of any corporation, partnership, venture, or other business entity that engages directly or indirectly in the Financial Services Business whether as an owner, partner, employee, agent, consultant, advisor, contractor, salesman, stockholder, investor, officer or director; provided, however, that Grantee may own up to five percent (5%) of the stock of a publicly traded company that engages in the Financial Services Business so long as Grantee is only a passive investor and is not actively involved in such company in any way.

(ii)	No Solicitation of Customers or Clients. Grantee shall not during the Restricted Period solicit any customer or client of SunTrust or any SunTrust Affiliate with whom Grantee had any material business contact during the two (2) year period which ends on the date Grantee’s employment by SunTrust or a SunTrust Affiliate terminates for the purpose of competing with SunTrust or any SunTrust Affiliate for any reason, either individually, or as an owner, partner, employee, agent, consultant, advisor, contractor, salesman, stockholder, investor, officer or director of, or service provider to, any corporation, partnership, venture or other business entity.

(iii)	Anti-pirating of Employees. Absent the Compensation Committee’s written consent, Grantee will not during the Restricted Period solicit to employ on Grantee’s own behalf or on behalf of any other person, firm or corporation, any person who was employed by SunTrust or a SunTrust Affiliate during the term of Grantee’s employment by SunTrust or a SunTrust Affiliate (whether or not such employee would commit a breach of contract), and who has not ceased to be employed by SunTrust or a SunTrust Affiliate for a period of at least one (1) year.

(iv)	Protection of Trade Secrets and Confidential Information. Grantee hereby agrees that Grantee will hold in a fiduciary capacity for the benefit of SunTrust and each SunTrust Affiliate, and will not directly or indirectly use or disclose, any Trade Secret that Grantee may have acquired during the term of Grantee’s employment by SunTrust or a SunTrust Affiliate for so long as such information remains a Trade Secret. In addition Grantee agrees that during the Restricted Period Grantee will hold in a fiduciary capacity for the benefit of SunTrust and each SunTrust Affiliate, and will not directly or indirectly use or disclose, any Confidential or Proprietary Information that Grantee may have acquired (whether or not developed or compiled by Grantee and whether or not Grantee was authorized to have access to such information) during the term of, in the course of, or as a result of Grantee’s employment by SunTrust or a SunTrust Affiliate.

(v)	Non-Disparagement. Grantee agrees not to knowingly make false or materially misleading statements or disparaging comments about SunTrust or any SunTrust Affiliate during the Restricted Period.

(vi)	Reasonable and Necessary Restrictions. Grantee acknowledges that the restrictions, prohibitions and other provisions set forth in this Agreement, including without limitation the Territory and Restricted Period, are reasonable, fair and equitable in scope, terms and duration; are necessary to protect the legitimate business interests of SunTrust; and are a material inducement to SunTrust to enter into this Agreement. Grantee covenants that Grantee will not challenge the enforceability of this Agreement nor will Grantee raise any equitable defense to its enforcement.

(vii)

Additional Definitions. (A) The term “Confidential or Proprietary Information” for purposes of this Agreement shall mean any secret, confidential, or proprietary information of SunTrust or a SunTrust Affiliate (other than a Trade Secret) that has not become generally available to the public by the act of one who has the right to disclose such information without violating any right of SunTrust or a SunTrust Affiliate. (B) The term “Financial Services Business” for purposes of this Agreement shall mean the business of banking, including deposit, credit, trust and investment services, mortgage banking, asset management, and brokerage and investment banking services. (C) The term “Managerial Responsibilities” for purposes of this Agreement shall mean managerial and supervisory responsibilities and duties that are substantially the same as those Grantee is performing for SunTrust or a SunTrust Affiliate on the date of this Agreement. (D) The term “Restricted Period” for purposes of this Agreement shall mean the period which starts on the date Grantee’s retirement from employment by SunTrust or a SunTrust Affiliate and which ends on the third anniversary of this Agreement. (E) The term “SunTrust Affiliate” for purposes of this Agreement shall mean any corporation which is a subsidiary corporation (within the meaning of Section 424(f) of the Code) of SunTrust except a corporation which has subsidiary corporation status under Section 424(f) of the Code exclusively as a result of SunTrust or a SunTrust Affiliate holding stock in such corporation as a fiduciary with respect to any trust, estate, conservatorship, guardianship or agency. (F) The term “Territory” for purposes of this Agreement shall mean the states of Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Tennessee, Virginia, and the District of Columbia, which are the states and Territories in which SunTrust has significant operations on the date of this Agreement. (G) “Trade Secret” for purposes of Agreement shall mean information, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from it is disclosure or use, and (ii) is the subject of reasonable efforts by SunTrust or a SunTrust Affiliate to maintain its secrecy.

Failure of a Grantee subject to this § 7(d) to fully perform the covenants set forth above will result in a forfeiture of all unpaid Restricted Stock Units (and related Dividend Equivalent Rights) under this Unit Agreement as of the date of such failure. Such forfeiture will be in compliance with Treas. Reg. § 1.409A-3(f).

§ 8. WITHHOLDING.

(a) Upon the payment of any Restricted Stock Units, SunTrust’s obligation to deliver shares of Stock or cash to settle the Vested Units and Dividend Equivalent Rights shall be subject to the satisfaction of applicable tax withholding requirements, including federal, state, and local requirements. The Grantee must pay to SunTrust any applicable federal, state or local withholding tax due as a result of such payment.

(b) The Committee shall have the right to reduce the number of shares of Stock issued to the Grantee to satisfy the minimum applicable tax withholding requirements.

§ 9. NO EMPLOYMENT RIGHTS. Nothing in the Plan or this Unit Agreement or any related material shall give the Grantee the right to continue in the employment of SunTrust or any Subsidiary or adversely affect the right of SunTrust or any Subsidiary to terminate the Grantee’s employment with or without cause at any time.

§ 10. OTHER LAWS. Notwithstanding anything herein to the contrary, SunTrust shall have the right to refuse to pay any cash award or to issue or transfer any shares under this Unit Agreement if SunTrust acting in its absolute discretion determines that such payment or issuance or transfer of such Stock might violate any applicable law or regulation.

§ 11. MISCELLANEOUS.

(a) This Unit Agreement shall be subject to all of the provisions, definitions, terms and conditions set forth in the Plan and any interpretations, rules and regulations promulgated by the Committee from time to time, all of which are incorporated by reference in this Unit Agreement.

(b) The Plan and this Unit Agreement shall be governed by the laws of the State of Georgia (without regard to its choice-of-law provisions).

(c) No rights granted under the Plan or this Unit Agreement and no Restricted Stock Units shall be deemed transferable by the Grantee other than by will or by the laws of descent and distribution prior to the time the Grantee’s interest in such units has become fully vested.

(d) Any written notices provided for in this Unit Agreement that are sent by mail shall be deemed received three (3) business days after mailing, but not later than the date of actual receipt. Notices shall be directed, if to the Grantee, at the Grantee’s address indicated by SunTrust’s records and, if to SunTrust, at SunTrust’s principal executive office.

(e) If one or more of the provisions of this Unit Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Unit Agreement to be construed so as to foster the intent of this Unit Agreement and the Plan.

(f) This Unit Agreement (which incorporates the terms and conditions of the Plan) constitutes the entire agreement of the parties with respect to the subject matter hereof. This Unit Agreement supersedes all prior discussions, negotiations, understandings, commitments and agreements with respect to such matters.

(g) The Restricted Stock Units are intended to comply with Code Section 409A and official guidance issued thereunder. Notwithstanding anything herein to the contrary, this Unit Agreement shall be interpreted, operated and administered in a manner consistent with this intention.